EXHIBIT 99.1

MacroGenics Provides Update on Corporate Progress and Second Quarter 2014 Financial Results

First DART(R) Molecule in Human Clinical Trial and Second DART Molecule Expected to Enter Clinic by End of Year

ROCKVILLE, Md., Aug. 5, 2014 (GLOBE NEWSWIRE) -- MacroGenics, Inc. (Nasdaq:MGNX), a clinical-stage biopharmaceutical company focused on discovering and developing innovative monoclonal antibody-based therapeutics for the treatment of cancer and autoimmune diseases, today provided a corporate progress update and reported financial results for the quarter ended June 30, 2014.

"We are pleased to already have achieved several of our key corporate goals for 2014, including advancing our first DART molecule into clinical development and clearing the IND for our second DART molecule with the FDA," said Scott Koenig, M.D., Ph.D., President and CEO of MacroGenics. "MacroGenics is well positioned to become an important player in the emerging field of immuno-oncology. By the end of 2015, we anticipate having six proprietary oncology programs in our clinical development pipeline for which we retain development and commercialization rights in multiple major markets, including North America and Japan. With the receipt of additional payments under our corporate partnerships during the second quarter of 2014, including $15 million from our recently announced collaboration with Takeda, we remain in a strong financial position to continue to advance our proprietary pipeline of product candidates."

Development Pipeline Update

Margetuximab is an Fc-optimized monoclonal antibody that targets HER2-expressing tumors, including gastroesophageal, breast and other cancers. Recent highlights include:

  Completed Phase 1 Enrollment: MacroGenics has completed enrollment of its three intermittent dosing cohorts that explored dosing up to 18 mg/kg every three weeks. Margetuximab continues to exhibit both a favorable safety profile and evidence of single-agent activity in refractory HER-2 positive cancer patients. Enrollment in the Company's Phase 2a metastatic breast cancer study continues and planning for the Phase 3 MAGENTA study for gastroesophageal cancer is ongoing.

MGA271 is an Fc-optimized monoclonal antibody that targets B7-H3, a member of the B7 family of molecules involved in immune regulation. Recent highlights include:

  Planned Phase 1 Expansion: MacroGenics expects to complete enrollment of the first three dose-expansion cohorts of its MGA271 Phase 1 clinical trial by the end of 2014. The Company plans to initiate multiple additional monotherapy expansion cohorts across various solid tumor types beginning in the second half of this year. MacroGenics also plans to initiate further studies of MGA271 in combination with other therapies in 2015.

MGD006 is a Dual-Affinity Re-Targeting (DART) molecule that recognizes both CD123 and CD3. CD123, the interleukin-3 receptor alpha chain, is expressed on leukemia and leukemic stem cells. The primary mechanism of action of MGD006 is its ability to redirect T cells, via their CD3 component, to kill CD123-expressing cells. Recent highlights include:

  Dosing Initiated in Phase 1 Clinical Study: During the second quarter of 2014, MacroGenics announced that the first patient had received drug in a Phase 1 study of MGD006 for the treatment of acute myeloid leukemia. MGD006 represents the first DART molecule to enter the clinic.

MGD007 is a DART molecule that recognizes both the glycoprotein A33 antigen, or gpA33, and CD3. gpA33 is expressed by approximately 95% of primary and metastatic human colorectal cancers, including cancer stem cells that are thought to be responsible for tumor recurrence and metastasis. The primary mechanism of action of MGD007 is its ability to redirect T cells, via their CD3 component, to kill gpA33-expressing colon cancer cells. Recent highlights include:

  IND Cleared by FDA to Start Enrolling Patients: MacroGenics' investigational new drug (IND) application for MGD007 was cleared by the U.S. Food and Drug Administration (FDA). MacroGenics intends to commence the Phase 1 clinical trial for MGD007 in patients with colorectal cancer in the second half of 2014.
  Milestone Payment by Servier: MacroGenics will receive a $5 million milestone payment from Servier, France's largest privately-held pharmaceutical company, triggered by the IND clearance. Servier has the option to obtain an exclusive license to develop and commercialize this program in all territories outside of North America, Japan, Korea, and India. MacroGenics retains development and commercialization rights to these territories.

MGD010 is a DART molecule that simultaneously targets CD32B and CD79B, which are two B cell surface proteins. MGD010 is currently in pre-clinical development for the treatment of autoimmune diseases. Recent highlights include:

  Strategic Alliance formed with Takeda: During the second quarter of 2014, MacroGenics entered into an option agreement with Takeda Pharmaceutical Company Limited for the development and commercialization of MGD010. This transaction represents the Company's fifth major corporate collaboration around its DART platform. MacroGenics received a $15 million upfront payment and is eligible to receive an additional license option fee and an early development milestone that together would total $18 million. Assuming successful development and commercialization of MGD010, MacroGenics could receive up to an additional $468.5 million in milestone payments and double-digit royalties on any global net sales. MacroGenics has the option to co-promote MGD010 in the United States and may participate in funding late-stage development of the program in exchange for a share of North American profits.
  Pre-Clinical Data Presented at IMMUNOLOGY 2014: At the American Association of Immunologists' Annual Meeting in May, MacroGenics presented pre-clinical data on MGD010, demonstrating the molecule's ability to inhibit B-cell activation without B-cell depletion, which could provide a novel treatment option for patients with autoimmune disorders. MGD010 also was shown to inhibit the development of graft-versus-host disease in a humanized mouse model, a system amenable to ascertain the activity of immunomodulatory interventions.

2014 Second Quarter Financial Results

  Cash Position: Cash and cash equivalents as of June 30, 2014 were $194.0 million, compared to $116.5 million as of December 31, 2013.
  Revenue: Total revenues, consisting primarily of revenue from collaborative research, were $9.2 million for the quarter ended June 30, 2014, compared to $12.3 million for the quarter ended June 30, 2013. Collaborative research revenue includes the recognition of deferred revenue from payments received in previous periods as well as payments received during the quarter.
  R&D Expenses: Research and development expenses were $17.3 million for the quarter ended June 30, 2014, compared to $11.0 million for the quarter ended June 30, 2013.
  G&A Expenses: General and administrative expenses were $4.1 million for the quarter ended June 30, 2014, compared to $1.5 million for the quarter ended June 30, 2013.
  Net Loss: Net loss was $12.3 million for the quarter ended June 30, 2014, compared to a net loss of $0.3 million for the quarter ended June 30, 2013.
  Shares Outstanding: Shares outstanding as of July 31, 2014 were 27.7 million.

Conference Call Information

MacroGenics will host a conference call today at 4:30 pm (ET) to discuss the second quarter of 2014 and provide a corporate update. To participate in the conference call, please dial (877) 303-6253 (domestic) or (973) 409-9610 (international) five minutes prior to the start of the call and provide the Conference ID: 79551617.

The recorded, listen-only webcast of the conference call can be accessed under "Events & Presentations" in the Investor Relations section of the Company's website at http://ir.macrogenics.com/events.cfm. A replay of the webcast will be available shortly after the conclusion of the call and archived on the Company's website for 30 days following the call.

MACROGENICS, INC.

CONSOLIDATED BALANCE SHEET DATA

(Amounts in thousands)

	June 30, 2014	December 31, 2013
Cash and cash equivalents	$ 194,014	$ 116,481
Total assets	205,720	125,782
Deferred revenue	44,596	27,403
Total stockholders' equity	141,979	78,914

MACROGENICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Amounts in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenues:
Revenue from collaborative research	$ 9,202	$ 11,838	$ 23,603	$ 21,905
Grant revenue	18	460	336	991
Total revenues	9,220	12,298	23,939	22,896

Costs and expenses:
Research and development	17,335	11,049	31,904	21,146
General and administrative	4,145	1,503	7,403	5,336
Total costs and expenses	21,480	12,552	39,307	26,482

Loss from operations	(12,260)	(254)	(15,368)	(3,586)

Other income (expense)	1	(40)	1	(74)
Net comprehensive loss	$ (12,259)	$ (294)	$ (15,367)	$ (3,660)

Basic and diluted net loss per common share	($0.44)	($0.24)	($0.57)	($3.00)
Basic and diluted weighted average number of common shares outstanding	27,651,297	1,219,884	26,960,664	1,184,507

About MacroGenics, Inc.

MacroGenics is a clinical-stage biopharmaceutical company focused on discovering and developing innovative monoclonal antibody-based therapeutics for the treatment of cancer and autoimmune diseases. The Company generates its pipeline of product candidates from its proprietary suite of next-generation antibody technology platforms, which it believes improve the performance of monoclonal antibodies and antibody-derived molecules. The combination of MacroGenics' technology platforms and antibody engineering expertise has allowed the Company to generate promising product candidates and enter into several strategic collaborations with global pharmaceutical and biotechnology companies. www.macrogenics.com. MacroGenics and DART are registered trademarks of MacroGenics, Inc.

Cautionary Note on Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for the Company, including statements about the Company's strategy, future operations, clinical development of the Company's therapeutic candidates, milestone or opt-in payments from the Company's collaborators, the Company's anticipated milestones and future expectations and plans and prospects for the Company and other statements containing the words "anticipate," "believe," "estimate," "expect," "intend," "may," "plan," "predict," "project," "target," "potential," "will," "would," "could," "should," "continue," and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties inherent in the initiation and enrollment of future clinical trials, expectations of expanding ongoing clinical trials, availability and timing of data from ongoing clinical trials, expectations for regulatory approvals, other matters that could affect the availability or commercial potential of the Company's product candidates and other risk factors described in the Company's filings with the Securities and Exchange Commission, including those discussed in the "Risk Factors" section of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 20, 2014 and the subsequent Quarterly Reports on Form 10-Q. In addition, the forward-looking statements included in this press release represent the Company's views as of the date hereof. The Company anticipates that subsequent events and developments will cause the Company's views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date hereof.

CONTACT: Jim Karrels, Vice President, CFO
         MacroGenics, Inc.
         1-301-251-5172, info@macrogenics.com

         Karen Sharma, Vice President
         MacDougall Biomedical Communications
         1-781-235-3060, ksharma@macbiocom.com